Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Reports Fourth Quarter EPS of $0.09 on Revenue of $32.5 Million

Fourth Quarter Operating Margin Grew to 10.3 Percent over Prior Year's 6.3 Percent

TROY, NY-October 28, 2004-MapInfo Corporation (Nasdaq: MAPS) today reported earnings per share of $0.09 for the fourth quarter of fiscal 2004 compared to earnings per share of $0.07 for the same period last year, representing a 29 percent increase on 4.7 million more average shares outstanding.

Financial highlights for the quarter and the full year include:

  For the fourth quarter, operating profit surged 77 percent, resulting in a 400 basis point gain in operating margin to 10.3 percent from the prior year operating margin of 6.3 percent. This marked the sixth consecutive quarter in which the company reported year-over-year operating margin and operating income improvement. For the full year operating profit was $10.7 million, representing an operating margin of 8.6 percent.

  Diversification in vertical markets: retail accounted for 22 percent of full year revenues, telecommunications 19 percent and public sector 19 percent. During the year, financial services, which includes insurance, grew from 5 percent to 10 percent of revenues.

  Cash from operations grew by $3.3 million during the quarter and $13.5 million for the fiscal year. As of September 30, 2004, cash and investments were $72.8 million.

  Total deferred revenues were at a record $17.8 million at the end of the quarter.

Revenues for the fourth quarter of fiscal 2004 were $32.5 million compared to $30.0 million for the prior year fourth quarter. Revenue was impacted by services resources being focused on a key customer project, which resulted in agreed-upon lengthened deadlines for other projects, and by softness in Germany where economic conditions are weakening. Net income for the fourth quarter grew 70 percent to $1.8 million from $1.1 million in the same quarter last year.

For fiscal 2004, the company reported record revenues of $124.7 million, a 17 percent increase over the $106.3 million reported in fiscal 2003. The company reported net income of $5.1 million, or $0.28 per share, compared to a net loss in fiscal 2003 of $1.1 million, or $0.07 per share.

"  Overall, MapInfo performed extremely well during the fourth quarter and the entire year,"   said Mark Cattini, president and chief executive officer. "  Financially, we overachieved on our initial goals for the year to grow revenue by at least 15 percent while increasing profitability and producing earnings per share of at least $0.20. Strategically, we succeeded in deepening our presence in targeted vertical markets by achieving the objectives we set for ourselves at the beginning of the year: introducing vertical-specific solutions; cross-selling predictive analytics offerings to telecommunications, public sector and financial services customers; leveraging strategic relationships to expand our footprint with target vertical enterprise customers; and, completing a strategic acquisition in order to bolster our public sector capabilities.

"  In addition, we made considerable progress in advancing our initiative to broaden usage of MapInfo location capabilities throughout an enterprise. Envinsa™, our location platform, gained momentum, opening doors to customers, new and existing, in all of our vertical markets globally as more and more of these organizations are recognizing the benefits of combining location functionality with their existing applications. Likewise, MapXtreme® 2004, our .NET-based web mapping platform, is making location-based analysis available throughout an organization."

Concluded Cattini, "  Since embarking on our vertical market strategy at the beginning of the year, we have established a unique position for MapInfo as a leading provider of location-intelligence solutions. In 2005 we plan to continue driving this strategy and enlarging our addressable market in order to generate increasing top-line growth and, through disciplined cost management, accelerate bottom-line performance."

Guidance

For fiscal 2005, MapInfo currently expects that IT spending will increase modestly over fiscal 2004 levels. Assuming favorable business conditions and taking into account the contribution of the recently-acquired Southbank Systems, the company anticipates revenues in the range of $149 million to $154 million, representing 20 to 24 percent revenue growth, expanding the operating margin to approximately 12 percent and growing earnings per share by at least 50 percent to a range of $0.42 to $0.46.

For the first quarter of fiscal 2005, the company expects revenues between $33.5 million and $34.5 million and earnings per share of approximately $0.08.

Conference Call

The MapInfo Fourth Fiscal Quarter Earnings Conference Call will be held at 10:00AM (EDT) on Thursday, October 28, 2004. The conference call will be Webcast live at www.vcall.com. An audio replay of the call will be available starting at 12:00N (EDT) on October 28, 2004 through 5:30 PM (EST) on November 4, 2004. To access the recording, domestic callers may dial into 877-519-4471 and international callers into 973-341-3080 (passcode: 5299444). Replays of the Webcast are also available at www.vcall.com for 90 days following the call and at www.mapinfo.com/investors.

About MapInfo

MapInfo Corporation is a global company that integrates software, data and services to help customers realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, statements regarding future trends in IT spending, statements regarding the prospects of favorable business conditions, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company's quarterly report on Form 10-Q under the section "  Risk Factors"   as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "  anticipate"  , "  believe"  , "  could"  , "  estimate"  , "  expect"  , "  intend"  , "  may"  , "  should"  , "  will"  , and "  would"   or similar words. MapInfo assumes no obligations to update the information included in this press release.

  tables to follow -

MapInfo Corporation and Subsidiaries
Income Statements
(in thousands, except per share data)
(unaudited)

	Three Months		Fiscal Year
	Ended September 30,		Ended September 30,

	2004	2003	2004	2003

Net revenues	$ 32,510	$ 30,026	$124,673	$ 106,255
Cost of revenues	9,139	8,922	35,326	31,611

Gross profit	23,371	21,104	89,347	74,644

Operating expenses:
Research and development	5,477	5,067	21,351	20,387
Selling and marketing	10,955	10,605	42,284	41,011
General and administrative	3,589	3,540	15,013	15,329

Total operating expenses	20,021	19,212	78,648	76,727

Operating income (loss)	3,350	1,892	10,699	(2,083)
Interest income	346	174	822	1,047
Interest expense	(286)	63	(1,161)	(28)
Other income (expense) - net	(394)	(409)	(1,821)	(686)

Interest and other income (expense), net	(334)	(172)	(2,160)	333

Income (loss) before provision for income taxes	3,016	1,720	8,539	(1,750)
Provision for (benefit from) income taxes	1,207	654	3,416	(665)

Net income (loss)	$ 1,809	$ 1,066	$ 5,123	$ (1,085)

Earnings (loss) per share	$ 0.09	$ 0.07	$ 0.28	$ (0.07)

Average shares outstanding	20,734	15,985	18,514	15,307

MapInfo Corporation and Subsidiaries
Balance Sheets
(in thousands)

	September 30,	September 30,
	2004	2003

ASSETS	(unaudited)
Current Assets:
Cash and investments	$ 72,833	$ 34,829
Receivables	27,792	23,338
Inventories	494	400
Other current assets	4,276	3,707

Total current assets	105,395	62,274
Property and equipment - net	25,906	26,682
Product development costs - net	374	255
Deferred income taxes	14,298	14,888
Goodwill - net	44,592	21,343
Other intangible assets - net	10,891	3,526
Investments and other assets	1,527	4,004

Total assets	$ 202,983	$ 132,972

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$ 1,301	$ 1,393
Accounts payable and accrued expenses	31,920	21,579
Deferred revenue	17,436	13,009

Total current liabilities	50,657	35,981
Long-term debt	15,590	16,895
Deferred revenue, long term	340	278
Other long-term liabilities	2,903	532

Total liabilities	69,490	53,686

Stockholders' Equity:
Common stock	41	31
Paid-in capital	100,838	53,105
Retained earnings	32,614	26,150

	133,493	79,286
Less treasury stock, at cost	-	-

Total stockholders' equity	133,493	79,286

Total liabilities and stockholders' equity	$ 202,983	$ 132,972